Chairman of the Board Agreement
        This Agreement is entered into as of 06/22/2020 14:03 PDT, by and between Five9, Inc., a Delaware corporation (hereinafter, “Company”), and Michael Burkland (hereinafter “Chairman”) to be effective as of the date hereof (the “Effective Date”). The Company and Chairman are jointly referred to herein as the “Parties” and in some cases individually as a “Party.”
BACKGROUND
        A. Chairman was employed by Company as its Chief Executive Officer and President pursuant the Executive Employment Agreement dated January 1, 2012 between the Parties (“Employment Agreement”).
B. On November 3, 2017, Chairman voluntarily resigned from the positions of Chief Executive Officer and President of the Company effective December 2, 2017 (“Resignation Effective Date”).
C. Chairman has served as the Executive Chairman of the Board of Directors of the Company (the “Board”) since December 2, 2017 pursuant to an Independent Contractor Agreement dated as of November 3, 2017 (the “Contractor Agreement”), and was appointed as Chairman of the Board (in lieu of Executive Chairman of the Board) on October 29, 2019;
D. Company and Chairman desire to terminate the Contractor Agreement effective as of December 31, 2019 and formally set forth the terms under which Chairman will serve as an independent contractor as Chairman of the Board, and the services to be provided by Chairman in such role, as set forth herein.
AGREEMENT
        In consideration of the mutual promises and agreements herein contained, Company and Chairman agree as follows:
1. EMPLOYMENT AGREEMENT AND KESP: Chairman acknowledges and agrees that all of Chairman’s rights under the Employment Agreement and the Company’s Key Employee Severance Benefit Plan (“KESP”) were terminated and ceased as of the Resignation Effective Date based on Chairman’s voluntary resignation, Chairman is not eligible to receive any compensation or benefits under the Employment Agreement or under the KESP based on Chairman’s voluntary resignation, and the Company has no continuing obligations to Chairman under the Employment Agreement or KESP.
2. SERVICES: Chairman shall perform the services of Chairman set forth in the Company’s Amended and Restated Bylaws, as amended from time to time, and such
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other services as are generally attendant to such role and title (collectively, “Services”).

3. CONFIDENTIALITY, TRADE SECRETS, PROPRIETARY RIGHTS INTELLECTUAL PROPERTY: Chairman and Company hereby agree that all of the restrictions, obligations and provisions set forth in the Agreement Regarding Confidential Information, Intellectual Property Non-Solicitation between them dated April 16, 2012, shall remain in full force and effect in accordance with its terms.
4. TERM/SURVIVAL: This Agreement shall begin on the Effective Date, and either Party may terminate this Agreement (effective immediately, or at such other time as is set forth in the notice of termination), with or without cause, at any time and for any reason (“Term”). The termination of this Agreement shall not affect Chairman’s continued service on the Board nor his rights under Sections 5(b) (provided he continues to serve as a director on the Board), 5(c), 5(d), and 5(e). Sections (3), (6), (7), (8), (9), (10), (11) and (12) of this Agreement shall also survive the termination of this Agreement.
5. COMPENSATION AND BENEFITS:
(a) Cash Compensation: During the Term, Company shall pay Chairman $105,000 in cash per year, payable quarterly in arrears for all efforts expended by Chairman in performance of Services hereunder.
(b) Equity Compensation: Chairman shall be entitled to receive such annual equity grants, in the same form and amount and on the same terms, as are issued to the Company’s other non-employee Board members pursuant to the Company’s Non-Employee Director Compensation Policy, as amended or revised from time to time (the “Policy”), for so long as he remains a member of the Board. Chairman shall not be entitled to any other equity grants or awards for his service as Chairman or as a director on the Board, unless otherwise approved by the Board or the Compensation Committee of the Board. From and after termination of this Agreement and for so long as Chairman continues to serve as a director on the Board, Chairman shall be entitled to receive such cash compensation, in the same form and amount, and on the same terms, as is paid to the Company’s other non-employee Board members pursuant to the Policy (provided that Chairman shall not be entitled to any committee or other fees provided under the Policy unless he actually serves in such roles or on such committee(s)).
(c) Equity Vesting: All compensatory equity awards granted to Chairman by Company prior to the date hereof shall continue vesting following the Effective Date subject to the terms of the Company’s applicable plans and other applicable agreements between the Parties, subject to his continued
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service with the Company as a director on the Board. In addition, all compensatory equity awards granted to Chairman prior to the Resignation Effective Date (the “CEO Equity Awards”) shall vest in full (to the extent they have not vested already) to the extent he ceases to serve as a member of the Board other than due to his voluntary resignation. For the avoidance of doubt, (i) if Chairman is asked by the Board to resign from the Board, (ii) he dies or (iii) he leaves the Board due to a disability (as defined in the Company’s 2014 Equity Incentive Plan), his resignation or cessation of service as a member of the Board shall not be deemed voluntary for purposes of the preceding sentence. Chairman shall receive full vesting acceleration of Chairman’s then-unvested and outstanding CEO Equity Awards immediately prior to a Change in Control (as defined in the Company’s 2014 Equity Incentive Plan), subject to his continued service with the Company as a director on the Board through such time. Chairman re-confirms that this Section 5(c) constitutes an amendment to the definition of Continuous Service (as defined in the Company’s 2014 Equity Incentive Plan) with respect to such compensatory equity awards.
(d) Chairman Emeritus: Beginning on the date that Chairman ceases to serve on the Board for any reason (unless he is terminated or resigns under circumstances that would constitute “Cause” as such term is defined in the Company’s 2014 Equity Incentive Plan) and ending on the earlier to occur of (i) a Change in Control of the Company (as defined in the Company’s 2014 Equity Incentive Plan), or (ii) Chairman’s death, Chairman shall carry the title of “Chairman Emeritus” of the Company, which shall be a non-fiduciary role and shall carry with it no authority, duties or responsibilities, and for which Chairman shall receive no compensation of any kind.
(e) Healthcare Coverage/Reimbursement: (i) Subject to the other provisions of this Agreement, Chairman shall be eligible to be covered under the major medical, dental and vision benefit programs that are currently or in the future sponsored by the Company (or an entity in its controlled group), and which are generally available to active employees (the “Health Plan”), during his tenure as a director on the Board. Subject to the other provisions of this Agreement, at such time as Chairman ceases to serve as a director on the Board, Chairman shall continue to be eligible to be covered under the Health Plan as a former employee of the Company. To the extent that Chairman is eligible to be covered under the Health Plan as set forth in this Agreement, the Chairman can elect to cover his spouse and any eligible dependents (each as defined in the Health Plan) under the Health Plan, all in accordance with the generally applicable provisions of the plan documents regarding coverage of spouses and eligible dependents.
(ii) Subject to the other provisions of this Agreement, from and after such time as Chairman or a covered spouse or eligible dependent is eligible for Medicare
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Part A and Part B (collectively, “Medicare”), the Health Plan will pay secondary to Medicare, in accordance with the generally applicable provisions of the plan documents, and without regard to whether such person is actually enrolled in Medicare Part A or Part B.
(iii) The Company shall pay 100% of the cost of the Health Plan premiums for Chairman’s coverage and the coverage of his covered spouse and eligible dependents. Notwithstanding the foregoing sentence of this Section 5(e)(iii), if any program under the Health Plan becomes self-funded (in whole or in part), for the program that is self-funded: (1) Chairman shall pay the Company for the cost of such self-funded coverage, calculated in the same manner as COBRA, for his and his covered spouse’s and eligible dependents’ coverage using his own post-tax resources and (2) such payment will be due to the Company with respect to each month of coverage within sixty (60) days of the first day of the month of coverage. For example, if the major medical plan first becomes self-funded as of January 1, 2021 and the dental and vision plans are fully-insured as of that date, Chairman must pay the Company for the cost of the January coverage under the major medical plan by February 28, 2021 and no payment is owed by Chairman to the Company for the premiums related to the vision and dental plans for that month. The Company is required to inform Chairman as soon as reasonably possible in writing if any Health Plan program is self-funded to ensure that Chairman is aware of any obligation to pay the Company for any portion of the cost of coverage under the Health Plan.
(iv) Notwithstanding anything herein to the contrary, Chairman (and his spouse and eligible dependents) shall only be entitled to coverage under the Health Plan to the extent that such coverage complies, or using commercially reasonable efforts can be modified to comply (for example, by making the cost of coverage taxable to Chairman), with the nondiscrimination requirements set forth in Internal Revenue Code (the “Code”) Section 105(h) and Section 2716 of the Public Health Service Act, as incorporated into the Code and the Employee Retirement Income Security Act of 1974, as amended. In the event that Company in good faith determines that the Health Plan cannot be modified using commercially reasonable efforts (a “Nondiscrimination Event”) the provisions of Section 5(e)(vii) shall apply.
(v) During the time that Chairman serves as a director on the Board and Company has Aetna as the insurance carrier or third-party administrator for the major medical benefit program, Chairman (and his spouse and eligible dependents) shall remain eligible for the major medical benefit program coverage under the Health Plan.
(vi) If Chairman ceases to serve as a director on the Board or the Company no longer has Aetna as the insurance carrier or third-party administrator for the major medical benefit program, the Company will use commercially
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reasonable efforts to continue being able to provide ongoing coverage (“Ongoing Coverage”) for Chairman (and his spouse and eligible dependents) in each of the programs under the Health Plan. In the event that the Company determines in good faith that in using its commercially reasonable efforts it is unable to obtain commercially reasonable Ongoing Coverage, Company will provide a runway in order to allow Chairman a period of time to transition to alternative coverage for the program that is no longer available. Company shall provide Chairman with at least thirty (30) days prior written notice before coverage under any of the Health Plan programs is terminated, and this prior written notice requirement applies separately to each program under the Health Plan. This runway shall begin no later than thirty (30) days prior to the last day of the last plan year in which the Company has determined, in good faith, that it can provide Ongoing Coverage for the program to Chairman (such last day, the “Ongoing Coverage Ending Date”). The runway shall continue for a period ending on the earlier of (A) the 12 month anniversary of the Ongoing Coverage Ending Date and (B) the last date for which the Company is able to negotiate, using commercially reasonable efforts, continued coverage for Chairman in such program after the Ongoing Coverage Ending Date. For the avoidance of doubt, the obligation described in this paragraph shall apply separately to each of the major medical, dental, and vision programs.
(vii) In the event that Chairman ceases to be eligible for Ongoing Coverage in the major medical program under the Health Plan in accordance with Section 5(e)(vi) or a Nondiscrimination Event has occurred, Company shall establish a retiree-only employer payment plan under Code Section 106 (“EPP”) that will reimburse Chairman, on a non-taxable basis, for the amount of individual health insurance premiums incurred for coverage for himself and his spouse and eligible dependents. The Company shall credit Chairman’s account under the EPP with $45,000 per year during Chairman’s lifetime to be used during such year as described above, with any amounts unused during the year forfeited to the Company.
For the avoidance of doubt, no survivor coverage is available under this section 5(e).
(f) Expenses: With the approval of the Board or the Company’s Chief Executive Officer, Company shall reimburse Chairman for reasonable expenses incurred (consistent with the Company’s reimbursement practices for its executive officers, as in effect from time to time) by him in connection with the performance of Services under this Agreement. Upon termination of this Agreement, Chairman shall be entitled to reimbursement for any reasonable expenses incurred prior to the date of termination and previously approved by the Board or the Company’s Chief Executive Officer.
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(g) No Further Compensation: Unless approved by the Board or the Compensation Committee of the Board (or as otherwise set forth in this Agreement), Chairman shall not receive any additional compensation for his service on the Board or as Chairman, including under the Company’s Non-Employee Director Compensation Policy.
6. ASSIGNMENT: It is mutually acknowledged that this Agreement contemplates the personal services of Chairman and, accordingly, this Agreement or any rights hereunder or interest herein may not be assigned, transferred or otherwise delegated by Chairman. Any attempted sale, assignment, transfer, conveyance, or delegation by Chairman in violation of this Section 6 shall be void.
7. TERMINATION OF CONSULTING AGREEMENT: The Parties hereby terminate the Consulting Agreement and any and all obligations thereunder, effective as of December 31, 2019, which Consulting Agreement is hereby replaced in its entirety by this Agreement.
8. STATUS OF CHAIRMAN:
(a) Chairman enters into this Agreement as, and intends to continue to be, an independent contractor. Chairman acknowledges that as an independent contractor Chairman is undertaking certain risks of loss not associated with an employment relationship. Under no circumstances shall Chairman look to Company or a subsidiary or affiliate of Company as his employer.
(b) Chairman will be solely responsible for payment of all taxes owed, including payment, if any, of employment related taxes and Worker's Compensation Insurance (i.e., FICA, Federal, State, Local, etc.).
9. EQUIPMENT AND FACILITIES: Chairman may use equipment and facilities of Company provided such are available and such equipment and facilities shall be used solely at Company’s discretion. In the event of voluntary or involuntary termination of this Agreement, all equipment and/or other property of Company, including without limitation all code, development tools, and other technology that were supplied by Company, or a client of Company, to Chairman, as well as notes, reports, documentation, and drawings pertaining to such code and technologies, or other trade secret information shall be returned to Company by Chairman upon the effective date of termination. Chairman shall be responsible for providing his own software and hardware as required for performance of the Services. In the event that Chairman does not possess items which are deemed necessary, Company may provide them and then Company shall retain ownership after the Term.
10. ARBITRATION: Any dispute relating to the interpretation or performance of this Agreement shall be resolved at the request of either Party through binding arbitration conducted in Alameda County, California, in accordance with the then-existing rules of the American Arbitration Association. Judgment upon any award
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by the arbitrators may be entered by the state or federal court having jurisdiction. The Parties intend that this Agreement to Arbitrate be irrevocable.
11. NOTICES: Any notices in connection with the subject matter of this Agreement shall be in writing and shall be effective when delivered personally to the other Party for whom intended, or within five (5) days following deposit of same into the United States mail, certified mail, return receipt requested, first class postage prepaid, addressed to such Party at the address set forth below its signature to this Agreement. Either Party may designate a different address by notice to the other Party given in accordance herewith. In the alternative, a Party may give notice to the other Party via email, which, in the case of Company, shall be directed to Company’s then-current Chief Executive Officer at his or her @five9.com email address, and, in the case of Chairman, shall be directed to his @five9.com email address and to his personal email address then in effect and for which notice has been provided by Chairman to the Company in accordance with this section.
12. GENERAL PROVISIONS:
(a) This Agreement shall be governed by and construed in accordance with the laws of the State of California.
(b) This Agreement may not be changed or modified, in whole or part, except by a writing signed by both Parties.
(c) If any provision of this Agreement shall be found to be invalid or unenforceable, such invalid or unenforceable provision shall be replaced by a valid and enforceable provision that as closely as possible reflects the intent of the Parties, and the remaining provisions shall nevertheless remain in full force and effect.
(d) This Agreement sets forth the entire understanding between the Parties with respect to the subject matter hereof. It replaces and supersedes any other agreement, representation, or promise which may have existed between the Parties, including the Consulting Agreement.
(e) This Agreement is binding upon and shall inure to the benefit of the legal successors and assigns of the Parties.

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[Signature page follows]

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        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

Chairman:     Company:

/s/ Michael Burkland     /s/ Rowan Trollope
Michael Burkland     By: Rowan Trollope
              Title: Chief Executive Officer

Address:

"[***]"

"[***]"

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